EXHIBIT 3
                                                 Purus, Inc.
                                       600 California Street
                                                  Suite 1300
                                     San Francisco, CA 94108
                                              (415) 788-1903
                                         FAX: (415) 788-2415





August 1, 1996



Mr. Peter Friedli
Freigutstrasse 5
8002 Zurich, Switzerland

Dear Mr. Friedli:

Please be advised that the stockholders referenced in your letter of June 6, 1996 do not include the holders of record of at least 20% of the Common Stock of Purus, Inc. Accordingly, we cannot honor your request for a special meeting of stockholders.

Meanwhile, the Board of Directors of Purus will soon announce the Company's 1996 Annual Meeting of Stockholders and we hope your concerns can be addressed at that time.

Should you have questions or comments, please write or call.


Sincerely,



Russell K. Burbank
____________________
Russell K. Burbank
Chairman of the Board of Directors
President and Chief Executive Officer